Exhibit 10.10

Pulaski Financial Corp.

Cash-Based Deferred Compensation Plan

Election Form

I,                                                   have been designated as an eligible individual to participate in the Pulaski Financial Corp. Cash-Based Deferred Compensation Plan. Subject to the terms of the Pulaski Financial Corp. Cash-Based Deferred Compensation Plan and the related Deferral Agreement, participation letter dated December 14, 2004 and addendum to said letter, I hereby make the following elections:

I. Participant Deferral Election

I hereby acknowledge and agree that during the 200    , Pulaski Financial Corp. Cash-Based Deferred Compensation Plan Year,                 % of the commission income I would otherwise receive in cash from Pulaski Financial Corp., as specified in my Deferral Compensation Agreement, shall be deferred under the Pulaski Financial Corp. Cash-Based Deferred Compensation Plan (the “Plan”). I also acknowledge that Pulaski Financial Corp. may, in its sole discretion, credit my Plan Account with a Bank Contribution, as specified in Section 4 of my Deferred Compensation Agreement. I understand that my deferral election will not continue in subsequent years and that I must complete a new Election Form in order to defer amounts in subsequent years.

II. Time of Payment

I elect to begin receiving the balance in my Account that reflects compensation deferred for the 2005 Plan Year as follows (select one of the following):

             Thirty (30) calendar days (or one hundred and twenty (120) days if lump sum distribution) after the first business day following my termination of employment; or

             Thirty (30) days (or one hundred and twenty (120) days if lump sum distribution) after                                          [such other date specified by the Participant].

Notwithstanding the foregoing, I acknowledge that pursuant to the Plan, amounts credited to my Account will be distributed to me upon a Change in Control (as defined in the Plan), upon my death or in the event my service is terminated due to Disability (as defined in the Internal Revenue Code.

III. Form of Payment

I elect to receive the balance in my account that reflects the compensation deferred for the 2005 Plan Year as follows (select one of the following):

in the form of a lump sum distribution; or

in the form of annual installments over a period of at least two (2) years but not to exceed ten (10) years which period shall be years.

as specified on the attached alternate schedule (alternate schedules must be pre-approved by the Committee)

IV. Beneficiary Election

I understand that in the event of my death any amount to which I am entitled under this Plan will be paid to the beneficiary designated by me or, if none, to my surviving spouse or, if none, to my estate. I further understand that the last beneficiary designation filed by during my lifetime revokes all prior beneficiary designations previously filed by me for purposes of the Plan. I hereby state (choose one):

that I do not wish to name a Beneficiary; or

that (insert name) residing at

whose Social Security number is - - , is designated as my primary beneficiary.

(insert name) residing at

whose Social Security number is - - , is designated as my secondary beneficiary.

If my secondary beneficiary(ies) are not living at the time of this distribution,

then my contingent beneficiary shall be

residing at

whose Social Security number is - - .

V. Compliance with Section 409A

Pulaski Financial intends this Election and the Participant’s elections under the Plan and Deferral Agreement conform in all respects with Section 409A of the Internal Revenue Code of 1986 (the “Code”) in both form and operation. Notwithstanding any other provision in the Plan, Deferral Agreement or this Election Form, Pulaski Financial reserves the right to amend any provision of the Plan or the Deferral Agreement or take any other action it deems appropriate to ensure compliance with Section 409A of the Code, including altering the time and form of any distribution. Further, the elections made in this Election Form at this time only relate to compensation deferred for the 2005 Plan Year. All amounts previously deferred under the Plan shall be treated in accordance with amounts grandfathered under the provisions of Section 409A.

Date	Signature of Participant

Witness	Social Security Number

RECEIVED AND ACCEPTED:	PULASKI FINANCIAL CORP.

Date:	By:

3